CERTIFICATE OF AMENDMENT
TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
TEMPUR-PEDIC INTERNATIONAL INC.

It is hereby certified that:

1.           The name of the corporation is Tempur-Pedic International Inc. (the “Corporation”), a corporation duly organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”).

2.           The Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by deleting Article FIRST thereof and inserting in lieu of said Article the following new Article FIRST:

“FIRST: The name of the Corporation (hereinafter the “Corporation”) is Tempur Sealy International, Inc.”

3.           The amendment of the Certificate of Incorporation herein certified has been duly adopted by the Board of Directors and the stockholders of the Corporation in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to the Amended and Restated Certificate of Incorporation to be executed by its duly authorized officer this    22nd    day of      May     , 2013.

TEMPUR-PEDIC INTERNATIONAL INC.

By:	/s/ Mark Sarvary
Name:	Mark Sarvary
Title:	President and Chief Executive Officer